Sub-Item 77E:  Legal Proceedings

Like many other mutual fund companies, in September 2003, Federated Investors, Inc., the parent company of the Federated funds' advisers and distributor (collectively, "Federated"), received detailed requests for information on shareholder trading activities in the Federated funds ("Funds") from the Securities and Exchange Commission, the New York State Attorney General, and the National Association of Securities Dealers. Since that time, Federated has received additional inquiries from regulatory authorities on these and related matters, and more such inquiries may be received in the future.
As a result of these inquiries, Federated and the Funds have conducted an internal investigation of the matters raised, which revealed instances in which a few investors were granted exceptions to Federated's internal procedures for limiting frequent transactions and that one of these investors made an additional investment in another Federated fund. The investigation has also identified inadequate procedures which permitted a limited number of investors (including several employees) to engage in undetected frequent trading activities and/or the placement and acceptance of orders to purchase shares of fluctuating net asset value funds after the funds' closing times. Federated has issued a series of press releases describing these matters in greater detail and emphasizing that it is committed to compensating the Funds for any detrimental impact these transactions may have had on them. In that regard, on February 3, 2004, Federated and the independent directors of the Funds announced the establishment by Federated of a restoration fund that is intended to cover any such detrimental impact. The press releases and related communications are available in the "About Us" section of Federated's website www.federatedinvestors.com, and any future press releases on this subject will also be posted there.
Shortly after Federated's first public announcement concerning the foregoing matters, and notwithstanding Federated's commitment to taking remedial actions, Federated and various Funds were named as defendants in several class action lawsuits filed in the United States District Court for the Western District of Pennsylvania seeking damages of unspecified amounts. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. The board of the Funds has retained the law firm of Dickstein, Shapiro Morin & Oshinsky LLP to represent the Funds in these lawsuits. Federated and the Funds, and their respective counsel, are reviewing the allegations and will respond appropriately. Additional lawsuits based upon similar allegations have been filed, and others may be filed in the future. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, the ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.




SUB-ITEM 77H:  Changes in control of registrant


Federated Adjustable Rate Securities Fund
(Registrant)




As of February 29, 2004, LaSalle National Bank, Chicago, IL has attained control of the Registrant by acquiring 34%* of the voting securities of the Registrant.


* Must be greater than 25%.






Sub-Item 77Q1(a)
Amendment to
Distributor's Contracts
between
the Federated Funds
and
Federated Securities Corp.

         This Amendment to the Distributor's Contracts (each an "Agreement" and together, the "Agreements") between the Federated Funds listed on Exhibit A, (each a "Fund" and collectively, the "Funds") and Federated Securities Corp. ("Distributor") is made and entered into as of the 1st day of October, 2003.

	WHEREAS, each Fund has entered into an Agreement with the Distributor under and pursuant to which the Distributor is the principal underwriter of the shares of the Fund;

	WHEREAS, the Securities and Exchange Commission and the United States Treasury Department ("Treasury Department") have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "Applicable Law"), specifically requiring certain financial institutions, including the Funds and the Distributor, to establish a written anti-money laundering and customer identification program ("Program");

         WHEREAS, each of the Funds and the Distributor have established a Program and wish to amend the Agreements to reflect the existence of such Programs and confirm the allocation of responsibility for the performance of certain required functions;

	NOW, THEREFORE, the parties intending to be legally bound agree and amend each Agreement as follows:

1.	The Funds and the Distributor each represent, warrant and certify that they have established, and covenant that at all times during the existence of each respective Agreement they will maintain, a Program in compliance with
Applicable Law.
2.	The Funds each represent and warrant that the Funds have entered into an amendment to the agreement with the transfer agent of the Funds, pursuant to which the transfer agent has agreed to perform all activities, including the establishment and verification of customer identities as required by
Applicable Law or its Program, with respect to all customers on whose behalf Distributor maintains an account with the Funds.
3.	Distributor covenants that it will enter into appropriate amendments to selling or other agreements with financial institutions that establish and maintain accounts with the Funds on behalf of their customers, pursuant to which such financial institutions covenant to establish and maintain a
Program with respect to those customers in accordance with Applicable Law.



In all other respects, each Agreement first referenced above shall remain in full force and effect.

WITNESS the due execution hereof as of the 1st day of October, 2003.

FUNDS

By:  /s/ John W. McGonigle
Name:  John W. McGonigle
Title:   Executive Vice President


FEDERATED SECURITIES CORP.

By:  /s/ James F. Getz
Name:  James F. Getz
Title:	 President - Broker/Dealer



EXHIBIT A

Funds	Distributor's Contract
Date

Cash Trust Series, Inc.	March 1, 1993
Cash Trust Series II	January 25, 1991
Edward Jones Money Market Fund	April 1, 2001
Edward Jones Tax-Free Money Market Fund	March 1, 2001
Federated Adjustable Rate Securities Fund	April 24, 1992
Federated American Leaders Fund, Inc.	March 1, 1993
Federated Equity Funds	June 1, 1995
Federated Equity Income Fund, Inc.	March 1, 1993
Federated Fixed Income Securities Fund, Inc.	December 24, 1991
Federated GNMA Trust	May 29, 1992
Federated Government Income Securities, Inc.	July 17, 1996
Federated High Income Bond Fund, Inc.	March 1, 1993
Federated High Yield Trust	August 1, 1989
Federated Income Securities Trust	December 31, 1991
Federated Income Trust	June 1, 1992
Federated Index Trust	September 3, 1991
Federated Institutional Trust	September 1, 1994
Federated Insurance Series	December 1, 1993
Federated International Series, Inc.	February 11, 1991
Federated Investment Series Funds, Inc.	June 22, 1992
Federated Limited Duration Government Fund, Inc.	July 22, 1991
Federated Managed Allocation Portfolios	December 1, 1993
Federated Municipal Opportunities Fund, Inc.	July 17, 1996
Federated Municipal Securities Fund, Inc.	March 1, 1993
Federated Municipal Securities Income Trust	September 9, 1991
Federated Short-Term Municipal Trust	June 1, 1993
Federated Stock and Bond Fund, Inc.	March 1, 1993
Federated Stock Trust	August 1, 1989
Federated Total Return Government Bond Fund	September 1, 1995
Federated Total Return Series, Inc.	December 1, 1993
Federated U.S. Government Bond Fund	August 1, 1989
Federated U.S. Government Securities Fund:  1-3 Years	May 29, 1992
Federated U.S. Government Securities Fund:  2-5 Years	May 29, 1992
Federated World Investment Series, Inc.	March 1, 1994
Intermediate Municipal Trust	June 1, 1993
Money Market Obligations Trust	March 1, 1994


Sub-Item 77Q1(b)

Federated Adjustable Rate Securities Fund

Amendment #10
to the By-Laws

Effective August 25, 2003

	Insert the following into Article II, Power and Duties of Trustees and Officers, and renumber Section 10 as Section 11:

	Section 10. Chief Legal Officer. The Chief Legal Officer shall serve as Chief Legal Officer for the Trust, solely for purposes of complying with the attorney conduct rules ("Attorney Conduct Rules") enacted by the Securities Exchange Commission pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the "Act"). The Chief Legal Officer shall have the authority to exercise all powers permitted to be exercised by a chief legal officer pursuant to Section 307 of the Act. The Chief Legal Officer, in his sole discretion, may delegate his responsibilities as Chief Legal Officer under the Attorney Conduct Rules to another attorney or firm of attorneys.